Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,774,500	$630.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

May 2021

Pricing Supplement

Registration Statement No. 333-253385

Dated May 14, 2021

Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

$5,774,500 Buffered PLUS Based on the Price of the VanEck Vectors® Gold Miners ETF due May 18, 2023

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Buffered PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, provides for a return of 10% of the principal amount at maturity. The Buffered PLUS have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has appreciated from the initial share price, investors will receive the stated principal amount of their investment plus a payment reflecting leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, at maturity, if the price of the underlying shares has depreciated from the initial share price but not by more than the buffer amount, then investors will receive the stated principal amount of their investment. At maturity, if the price of the underlying shares has depreciated from the initial share price by more than the buffer amount, then investors will lose 1% for every 1% decline in the price of the underlying shares beyond the buffer amount. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares, and the limited protection against loss. If the price of the underlying shares decline by more than the buffer amount, investors may lose up to 90% of the stated principal amount of the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date:		May 18, 2023, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:		Shares of the VanEck Vectors® Gold Miners ETF (the “index fund”) (Bloomberg symbol: “GDX”)
Aggregate principal amount:		$5,774,500
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

•     If the final share price is greater than the initial share price:

$10 + the leveraged upside payment, subject to the maximum payment at maturity

•     If the final share price is less than or equal to the initial share price by an amount less than or equal to the buffer amount:

$10

•     If the final share price is less than the initial share price by an amount greater than the buffer amount:

$10 x the share performance factor + $1.00

If the final price is less than the initial price by more than the buffer amount, your payment at maturity will be less than, and possibly significantly less than, the $10 principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		200.00%
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		$37.84, which was the official closing price of the underlying shares on the pricing date.
Final share price:		The official closing price of the underlying shares on the valuation date.
Buffer amount:		10% of the initial share price
Valuation date:		May 15, 2023, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$12.60 per Buffered PLUS (126.00% of the stated principal amount).
Principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS
Pricing date:		May 14, 2021
Original issue date:		May 19, 2021 (3 business days after the pricing date)
Estimated initial value:		The estimated initial value of the Buffered PLUS is less than the price you pay to purchase the Buffered PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the Buffered PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Buffered PLUS in the secondary market, if any.”
CUSIP:		40438U192
ISIN:		US40438U1925
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.20(1)	$9.75
$0.05(2)
Total	$5,774,500.00	$115,490.00	$5,630,137.50
$28,872.50

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each Buffered PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Buffered PLUS.

The estimated initial value of the Buffered PLUS on the pricing date is $9.575 per Buffered PLUS, which is less than the price to public. The market value of the Buffered PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

An investment in the Buffered PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this pricing supplement, page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Buffered PLUS, or determined that this pricing supplement or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Buffered PLUS Based on the Price of the VanEck Vectors® Gold Miners ETF due May 18, 2023

Performance Leveraged Upside SecuritiesSM

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The	ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm
The	prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm
The	prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

The Buffered PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Price of the VanEck Vectors® Gold Miners ETF due May 18, 2023 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity
▪	To enhance positive returns and potentially outperform the underlying shares in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To obtain a buffer against a specified price of negative performance in the underlying shares. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Index fund:	The VanEck Vectors® Gold Miners ETF (Please see the section “Information About the Underlying Shares” for additional information about the index fund.)
Underlying index:	NYSE® Arca Gold Miners Index®
Maturity:	Approximately 2 years
Leverage factor:	200.00%
Buffer amount:	10% of the initial share price
Maximum payment at maturity:	$12.60 per Buffered PLUS (126.00% of the stated principal amount)
Coupon:	None

Key Investment Rationale

The Buffered PLUS offer 200.00% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $12.60 per Buffered PLUS (126.00% of the stated principal amount). However, if the price of the underlying shares has decreased from the initial share price by more than the buffer amount as of the valuation date, investors will lose 1% for every 1% desease in the price of the underlying shares by more than the buffer amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

Investors can use the Buffered PLUS to enhance returns up to the maximum payment at maturity and obtain limited protection against a loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the buffer price. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Buffer Feature	At maturity, even if the price of the underlying shares has declined over the term of the Buffered PLUS, you will receive your stated principal amount, but only if the final share price has declined by no more than the buffer amount from the initial share price.
Upside Scenario	The price of the underlying shares increases and, at maturity for each Buffered PLUS, we will pay the stated principal amount of $10 plus 200.00% of the share percent increase, subject to a maximum payment at maturity of $12.60 per Buffer PLUS (126.00% of the stated principal amount).
Par Scenario	The price of the underlying shares declines from the initial share price but by no more than 10%, and, at maturity for each Buffered PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The price of the underlying shares declines from the initial share price by more than 10%, and, at maturity for each Buffered PLUS, you will lose 1% for every 1% that the price of the underlying shares has decreased by more than 10%.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS assuming the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200.00%
Maximum payment at maturity:	$12.60 per Buffered PLUS (126.00% of the stated principal amount).
Buffer amount:	10% of the initial share price

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the price of the underlying shares appreciate from the initial share price, investors would receive the $10 stated principal amount plus 200.00% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to a maximum payment at maturity of $12.60 per Buffered PLUS. Under the terms of the Buffered PLUS, an investor would realize the maximum payment at maturity at a final price of 113% of the initial share price.

▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 6% return, or $10.60 per Buffered PLUS.
▪	For example, if the price of the underlying shares appreciates 60%, investors would receive only the maximum payment at maturity of $12.60 per Buffered PLUS, or 126.00% of the stated principal amount.

▪	Par Scenario: If the price of the underlying shares depreciates from the initial share price by no more than 10%, investors would receive the stated principal amount of $10 per Buffered PLUS.

▪	For example, if the price of the underlying shares depreciates 5%, investors would receive the $10 stated principal amount.

▪	Downside Scenario: If the final share price depreciates from the initial share price by more than 10%, investors would receive an amount that is less than the stated principal amount of $10 by an amount that is proportionate to the decrease in the price of the underlying shares beyond the buffer amount .

▪	For example, if the price of the underlying shares depreciates 40%, investors would lose 30% of their principal and receive only $7 per Buffered PLUS at maturity, or 70% of the stated principal amount.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The Buffered PLUS may be suitable for you if:

▪	You seek an investment with an enhanced return linked to the potential positive performance of the underlying shares and you believe the price of the underlying shares will increase over the term of the Buffered PLUS.

▪	You are willing to invest in the Buffered PLUS based on the maximum payment at maturity of 126.00% of the stated principal amount, which may limit your return at maturity.

▪	You are willing to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying shares decreases by more than 10%.

▪	You are willing to accept the risk and return profile of the Buffered PLUS versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are willing to forgo dividends or other distributions paid to holders of the underlying shares or to holders of any of the stocks held by the index fund.

▪	You do not seek current income from your investment.

▪	You do not seek an investment for which there is an active secondary market.

▪	You are willing to hold the Buffered PLUS to maturity.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the Buffered PLUS.

The Buffered PLUS may not be suitable for you if:

▪	You believe the price of the underlying shares will decrease, or that it will not increase sufficiently to provide you with your desired return.

▪	You are unwilling to invest in the Buffered PLUS based on the maximum payment at maturity of 126.00% of the stated principal amount, which may limit your return at maturity.
▪	You are unwilling to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying shares decrease by more than 10%.

▪	You seek an investment that provides full return of principal.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You prefer to receive the dividends or other distributions paid on the underlying shares or to holders of any of the stocks held by the index fund.

▪	You seek current income from your investment.

▪	You seek an investment for which there will be an active secondary market.

▪	You are unable or unwilling to hold the Buffered PLUS to maturity.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Buffered PLUS.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement. Investing in the Buffered PLUS is not equivalent to investing directly in the index fund or in any of the stocks held by the index fund. You should understand the risks of investing in the Buffered PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Buffered PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the Buffered PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to index funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Securities

▪	Buffered PLUS do not pay interest and may result in a loss. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the buffer price (which is 90% of the initial share price), you will receive for each Buffered PLUS that you hold a payment at maturity that is less, and may be significantly less, than the stated principal amount of each Buffered PLUS, subject to the credit risk of HSBC. You may lose up to 90% of the stated principal amount of the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.60 per Buffered PLUS (126.00% of the stated principal amount). Although the leverage factor provides 200.00% exposure to any amount by which the final share price is greater than the initial share price, because the payment at maturity will be limited to 126.00% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 13.00% of the initial share price will not further increase the return on the Buffered PLUS.

▪	The amount payable on the Buffered PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

Risks Relating to the Underlying ETF

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the Buffered PLUS. The NYSE® Arca Gold Miners Index® (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, Van Eck Associates Corporation (“Van Eck”) (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Buffered PLUS.

General Risk Factors

▪	Credit risk of HSBC USA Inc. The Buffered PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Buffered PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Buffered PLUS depends on the ability of HSBC to satisfy its obligations as they come

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Buffered PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

▪	The estimated initial value of the Buffered PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Buffered PLUS in the secondary market, if any. The estimated initial value of the Buffered PLUS was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Buffered PLUS. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Buffered PLUS may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Buffered PLUS to be more favorable to you. We determined the value of the embedded derivatives in the Buffered PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time.

▪	The price of your Buffered PLUS in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Buffered PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Buffered PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Buffered PLUS in the secondary market, if any, the price you would receive for your Buffered PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Buffered PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The Buffered PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Buffered PLUS to maturity. Any sale of the Buffered PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Buffered PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Buffered PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 1 month after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS that we will no longer expect to incur over the term of the Buffered PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Buffered PLUS and any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the VanEck Vectors® Gold Miners ETF” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	Changes that affect the index fund or the underlying index may affect the price of the index fund and the market value of the Buffered PLUS and the amount you will receive at maturity. The policies of the the NYSE Arca, the index sponsor of the underlying index, or Van Eck, the investment adviser of the index fund, concerning additions, deletions and substitutions of the constituents held by the index fund or included in the underlying index, as applicable, and the manner in which Van Eck takes account of certain changes affecting those constituents held by the index fund or included in the underlying index may affect the price of the index fund. The policies of Van Eck with respect to the calculation of the index fund or the NYSE Arca with respect to the underlying index, as applicable, could also affect the price of the index fund. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could affect the price of the index fund and the value of the Buffered PLUS.
▪	Concentration in the gold and silver mining industries. All or substantially all of the equity securities held by the index fund are issued by gold or silver mining companies. An investment in the Buffered PLUS will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.
▪	No investment in gold or silver bullion.
▪	The index fund invests in shares of gold and silver mining companies, but not in gold bullion or silver bullion. The index fund may under- or over-perform gold bullion and/or silver bullion over the term of the Buffered PLUS.

▪	The performance and market value of the index fund during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, securities underlying the index fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the index fund and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the index fund. Further, market volatility

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Principal at Risk Securities

may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the index fund. As a result, under these circumstances, the market value of the index fund may vary substantially from the net asset value per share of the index fund. For all of the foregoing reasons, the performance of the index fund may not correlate with the performance of the underlying index as well as the net asset value per share of the index fund, which could materially and adversely affect the value of the Buffered PLUS in the secondary market and/or reduce your payment at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Buffered PLUS. As calculation agent, HSBC or one of its affiliates will determine the initial share price and the final share price, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, including with respect to the occurrence or non-occurrence of market disruption events, and the selection of successor underlying shares or the calculation of the final share prices in the event of a discontinuance of the underlying shares, may adversely affect the payout to you at maturity, if any. Although the calculation agent will make all determinations and take all action in relation to the Buffered PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Buffered PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Buffered PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your Buffered PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Buffered PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Buffered PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Buffered PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Buffered PLUS, please see the discussion under “Additional Information About the Buffered PLUS—Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the VanEck Vectors® Gold Miners ETF

The VanEck Vectors® Gold Miners ETF (the “GDX”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE® Arca Gold Miners Index®. The NYSE® Arca Gold Miners Index®, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and depositary receipts of publicly traded companies involved primarily in mining for gold and silver. The shares of GDX are listed and trade on the NYSE Arca under the symbol “GDX.”

For more information about this underlying, see “The VanEck Vectors® Gold Miners ETF” beginning on page S-75 of the accompanying ETF Underlying Supplement.

Historical Information

Information as of market close on May 14, 2021:

Bloomberg Ticker Symbol:	GDX
Current Share Closing Price:	$37.84	52 Week High (on 08/05/2020):	$44.53
52 Weeks Ago:	$35.16	52 Week Low (on 03/01/2021):	$30.90

The following graph sets forth the historical performance of the underlying shares based on the daily historical official closing prices from May 14, 2011 through May 14, 2021. We obtained the official closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Official Closing Prices May 14, 2011 through May 14, 2021

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Additional Information About the Buffered PLUS

Please read this information in conjunction with the final terms on the front cover of this document.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	40438U192
ISIN:	US40438U1925
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Buffered PLUS, and therefore significant aspects of the tax treatment of each Buffered PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Buffered PLUS. Under one approach, each Buffered PLUS could be treated as a pre-paid executory contract with respect to the index fund. We intend to treat each Buffered PLUS consistent with this approach. Pursuant to the terms of each Buffered PLUS, you agree to treat each Buffered PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat each Buffered PLUS as a pre-paid executory contract with respect to the index fund. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to each Buffered PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Buffered PLUS for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the Buffered PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Buffered PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Buffered PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Buffered PLUS). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Buffered PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Buffered PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Buffered PLUS over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the Buffered PLUS for an amount equal to the “issue price” of the Buffered PLUS and, upon the date of sale, exchange or maturity of the Buffered PLUS, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the Buffered PLUS). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Buffered PLUS after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Buffered PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Buffered PLUS is required to accrue income in respect

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of the Buffered PLUS prior to the receipt of payments under the Buffered PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Buffered PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Buffered PLUS could be subject to U.S. withholding tax in respect of a Buffered PLUS. It is unclear whether any regulations or other guidance would apply to the Buffered PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Buffered PLUS.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is owned by the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If the index fund or one or more of the entities whose stock is owned by the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the index fund and the entities whose stock is owned by the index fund and consult your tax advisor regarding the possible consequences to you if the index fund or one or more of the entities whose stock is owned by the index fund is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Buffered PLUS are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under a Buffered PLUS. However, it is possible that the Buffered PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying shares or the Buffered PLUS, and following such occurrence the Buffered PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying shares or the Buffered PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Buffered PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Buffered PLUS.

For a further discussion of U.S. federal income tax consequences related to each Buffered PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Buffered PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Buffered PLUS, will receive a fee of $0.25 per $10 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each Buffered PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Buffered PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Buffered PLUS, but is under no obligation to make a market in the Buffered PLUS and may discontinue any market-making activities at any time without notice.

Delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on the original issue date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

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Principal at Risk Securities

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.
Payment upon an event of default:

If the Buffered PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Buffered PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the Buffered PLUS linked to the underlying shares. The purchaser of a Buffered PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Buffered PLUS relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security held by the index fund or as to the suitability of an investment in the Buffered PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and ETF Underlying Supplement dated February 23, 2021. If the terms of the Buffered PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

Validity of the Buffer PLUS:	In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Buffered PLUS pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the Buffered PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 23, 2021.

This document provides a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

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“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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